Exhibit 99.2

                  Technology Flavors & Fragrances, Inc. ``TFF''
                    Enters into Definitive Merger Agreement


    AMITYVILLE, N.Y.--(BUSINESS WIRE)--April 7, 2005--Technology Flavors & Fragrances, Inc. (AMEX:TFF), today announced that the definitive merger agreement with FFG Industries, Inc. ("FFG") was executed on April 1, 2005 relative to FFG's tender offer for all issued and outstanding TFF common stock for $1.55 per share in cash, followed by a merger of TFF into FFG.
    TFF shareholders should read carefully the tender offer statement when it becomes available because it will contain important information about the transaction. When the tender offer statement and other related documents have been filed with the Securities and Exchange Commission, they may be obtained free of charge from the SEC's web site at www.sec.gov or from FFG.

    About Technology Flavors & Fragrances, Inc.

    TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

    About FFG Industries, Inc.

    FFG Industries, Inc., a private company formed in partnership between management and Nautic Partners, LLC, is a manufacturer of flavor and fragrance ingredients used in a variety of end products, the majority of which are used in the food, beverage, home environment and personal care industries. FFG maintains facilities in Upper Saddle River and Branchburg, New Jersey, Rancho Santa Margarita, California, Columbus, Indiana and Canton, Georgia.

    Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2004. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.



    CONTACT: TFF
             Joseph A. Gemmo, 631-842-7600 Ext. 301
             gemmo@tffi.com
             www.tffi.com
             or
             Alliance Advisors
             Alan Sheinwald, 914-244-0062
             asheinwald@allianceadvisors.net